Exhibit 10.6
Translated From Japanese

                          MANAGEMENT SERVICE AGREEEMENT

AGREEMENT made between IA Global Inc. a company incorporated in accordance with the laws of Delaware and having its registered office at 533 Airport Boulevard, Suite 400, Burlingame, CA 94010. (hereinafter referred to as "IA GLOBAL"), of the one part AND REX TOKYO CO LTD.., a company organized in accordance with the laws of Japan and having its registered office at (hereinafter referred to as "REX"), of the other part.

WHEREAS IA GLOBAL is engaged in management and promotion activities of Entertainment and Gaming services (hereinafter referred to as "Services") on a world-wide basis and has international market information as well as market intelligence and specialists relating to the industry;

WHEREAS IA GLOBAL has expertise in the capital markets, with the American Stock Exchange and the Securities and Exchange Commission;

AND WHEREAS REX is desirous of receiving the benefit of utilizing IA GLOBAL's staff and international market information as well as market intelligence and specialists in connection with selling operations and promotional activities both in Japan and overseas of entertainment and gaming services and in receiving the benefit of the exposure of REX to the US capital markets, the American Stock Exchange and the Securities and Exchange Commission;

NOW THIS AGREEMENT WITNESSETH THAT in consideration thereof and the mutual promises herein contained, the parties hereby agree as follows:

1.   IA GLOBAL. shall during the currency of the Agreement:

     a. Dispatch IA GLOBAL staff from time to time to REX to perform services in relation to the maintenance and improvement of REX efficiency in the areas of management, marketing, administrative & accounting support and any other matters requested by REX.

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     b.   Perform services at REX's facilities in Tokyo or elsewhere outside
          Japan or dispatches IA GLOBAL's marketers in relation to the introduction of new products/services manufactured by REX to promote in the U.S.

     c. Promote REX in the US capital markets and assist Rex with the American Stock Exchange and Securities and Exchange Commission.

2. REX shall pay IA GLOBAL for Management services under this Agreement for each year ending 30th of September during the currency of the Agreement a fixed fee in the amount of Y3,000,000 per month and reasonable reimbursement of expenses for each person dispatched to REX by IA GLOBAL.

3. IA GLOBAL shall issue a debit note for each calendar year or for each half year within 30 days from the end of each calendar year or half year in respect of the service fee and reimbursement of expenses mentioned in paragraph 2 above.

     REX shall pay such service fee and reimbursement of expenses within 30 days from the date of the debit note.

     This agreement will be effective as of April 1st, 2004. Thereafter, this agreement will be automatically renewed for successive one year periods starting on October 1st in the absence of written notice of termination by either party delivered no less than three (3) months prior to the date on which this agreement would otherwise terminate.

     By:  /s/ Alan Margerison
          -------------------
          Alan Margerison, CEO of IA Global, Inc.

     By:  /s/ Hiroyuki Ejima
          ------------------
          Hiroyuki Ejima, CEO of Rex Tokyo KK

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